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February 27, 2004

The Trustees
CMG Fund Trust
1300 SW Sixth Avenue
Portland, OR 97201

     I have acted as counsel to CMG Fund Trust (the "Trust"), in connection with the preparation and filing of the Amendment to the Trust's Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933 and the Investment Company Act of 1940 covering an indefinite number of shares (the "Shares") of each of the CMG Ultra Short Term Bond Fund and CMG Intermediate Bond Fund (each a "Fund", together the "Funds") pursuant to Rule 24f-2. I have reviewed the actions of the trustees of the Trust in connection with this matter and have examined those documents, corporate records and other instruments deemed necessary for purposes of this opinion.

     Based upon the foregoing, it is my opinion that:

     1. The Trust has been duly organized and is validly existing as a business trust under the laws of the state of Oregon;

     2. The Shares have been duly authorized; and

     3. The Shares representing a beneficial interest in each of the Funds, when issued and sold in the manner described in the Funds' Prospectus included in the Registration Statement and in accordance with resolutions adopted by the Board of Trustees of the Trust, and when payment therefore shall have been received by the Trust, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,


                                        /s/ MARK A. WENTZIEN
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                                            Mark A. Wentzien
                                            Senior Counsel
                                            Columbia Management Advisors, Inc.